UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2005

Foot Locker, Inc.

(Exact Name of Registrant as Specified in its Charter)

New York	1-10299	13-3513936
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

112 West 34th Street, New York, New York	10120
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: 212-720-3700

Former Name/Address (Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

(a)        Annual Base Salaries. On March 23, 2005, the Compensation and Management Resources Committee (the “Compensation Committee”) of the Board of Directors of Foot Locker, Inc. (the “Company”) approved the annual base salaries, effective as of May 1, 2005, of the following executive officers of the Company who will be included as Named Executive Officers in the Company’s 2005 proxy statement. As the Company’s salary increases generally become effective on May 1 of each year, the annual base salary rate shown in the table may be higher than the actual salary earned by the executive for the year. The actual salary earned for the year is the amount that will be reflected in the Summary Compensation Table in the Company’s proxy statement for the relevant year:

Name and Position	Year	Base Salary
Matthew D. Serra Chairman of the Board, President and Chief Executive Officer	2005	$1,500,000
Richard T. Mina President and Chief Executive Officer – Foot Locker, Inc., U.S.A.	2005	800,000
Bruce L. Hartman Executive Vice President and Chief Financial Officer	2005	650,500
Gary M. Bahler Senior Vice President, General Counsel and Secretary	2005	494,675
Jeffrey L. Berk Senior Vice President – Real Estate	2005	453,063

(b)        Annual Bonus Payments. On March 23, 2005, the Compensation Committee approved the payment of bonuses for the 2004 fiscal year under the Annual Incentive Compensation Plan (the “Annual Bonus Plan”). The bonus payments were calculated based upon the Company’s pre-tax income and return-on-invested capital in 2004 compared to targets established by the Compensation Committee in April 2004. The Compensation Committee authorized the following payouts under the Annual Bonus Plan based upon the Company slightly exceeding its performance goals for the performance period:

Name	2004 Fiscal Year Annual Bonus Plan Payments
Matthew D. Serra	$1,662,000
Richard T. Mina	408,575
Bruce L. Hartman	332,400
Gary M. Bahler	257,100
Jeffrey L. Berk	241,925

(c)        Long-Term Bonus Payouts. On March 23, 2005, the Compensation Committee approved the payment of bonuses under the Long-Term Incentive Compensation Plan (the “Long-Term Plan”). The bonus payments were calculated based upon the Company’s three-year average return-on-invested capital in 2002-2004 compared to a target established by the Compensation Committee in April 2002. The Compensation Committee authorized the following payouts under the Long-Term Plan based upon the Company significantly exceeding its performance goal for the three-year performance period:

Name	2002-2004 Performance Period Long-Term Plan Bonus Payments
Matthew D. Serra	$2,117,700
Richard T. Mina	941,200
Bruce L. Hartman	936,675
Gary M. Bahler	692,325
Jeffrey L. Berk	692,325

(d)       Establishment of Performance Goals. On March 23, 2005, the Compensation Committee (i) established the performance goals for the 2005 fiscal year under the Annual Bonus Plan based on a combination of pre-tax income and return-on-invested capital and (ii) established the performance goals for the 2005-2007 performance period under the Long-Term Plan based on the Company’s return-on-invested capital. These performance goals are based on the business plan and budget for 2005 and the three-year plan for 2005-2007 previously reviewed and approved by the Finance and Strategic Planning Committee and the Board of Directors.

Under the Annual Bonus Plan, the amount that would be paid to the executives if the performance goals are met is based on a percentage of their annual base salaries earned for the plan year. The percentage of annual base salary payable at threshold, target and maximum for each of the executives is stated in the table below:

Name	Percent of Annual Base Salary at Threshold Payout	Percent of Annual Base Salary at Target Payout	Percent of Annual Base Salary at Maximum Payout
Matthew D. Serra	31.25%	125%	200%
Richard T. Mina	12.5%	50%	87.5%
Bruce L. Hartman	12.5%	50%	87.5%
Gary M. Bahler	12.5%	50%	87.5%
Jeffrey L. Berk	12.5%	50%	87.5%

Under the Long-Term Plan, individual target awards are expressed as a percentage of the executive’s annual base salary. The amounts shown in the table below under the column headed Annual Base Salary represent the annual rate of base salary for 2005 for each of the named executive officers. The amounts shown in the columns headed “Threshold,” “Target,” and “Maximum” represent 22.5 percent, 90 percent and 180 percent, respectively, of the annual base salary rates in the first year of the performance period for each of these executive officers and represent the amount that would be paid to each of them at the end of the performance period if the Company achieves the established goals.

Name	Annual Base Salary	Performance Period	Threshold	Target	Maximum
Matthew D. Serra	$1,500,000	2005-2007	$337,500	$1,350,000	$2,700,000
Richard T. Mina	800,000	2005-2007	180,000	720,000	1,440,000
Bruce L. Hartman	650,500	2005-2007	146,363	585,450	1,170,900
Gary M. Bahler	494,675	2005-2007	111,302	445,208	890,415
Jeffrey L. Berk	453,063	2005-2007	101,939	407,757	815,513

(e)       On March 23, 2005, the Stock Option Plan Sub-Committee of the Compensation Committee granted awards of restricted stock to the following executive officers under the 1998 Stock Option and Award Plan. The shares will vest on March 15, 2008 provided that the executive remains employed by the Company or one of its subsidiaries or affiliates through the vesting date. The executives will be entitled to receive and retain all cash dividends that are payable after the date of grant to record holders of the Company’s Common Stock.

Name	Number of Shares	Closing Price on Date of Grant
Richard T. Mina	40,000	$28.14
Bruce L. Hartman	25,000	28.14

(f)        On March 23, 2005, the Stock Option Plan Sub-Committee of the Compensation Committee granted stock options to the following executive officers under the 1998 Stock Option and Award Plan. The options will vest in three equal annual installments, beginning on March 23, 2006. The options were granted at an exercise price of $28.155 per share, which was 100 percent of the fair market value of a share of the Company’s Common Stock on the date of grant.

Name	Number of Shares
Richard T. Mina	50,000
Bruce L. Hartman	25,000
Gary M. Bahler	25,000
Jeffrey L. Berk	25,000

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOOT LOCKER, INC. (Registrant)

Date: March 29, 2005	By:	/s/ Gary M. Bahler
Senior Vice President ,General Counsel and Secretary